Exhibit 2.3

SMART RX SYSTEMS, INC.

a Florida Corporation

FORM OF AMENDED AND RESTATED BY-LAWS

As Adopted by Unanimous Vote of the Board of Directors and the Shareholders, As of November 30, 2019

ARTICLE I

Offices

Section 1.1: Principal executive office: The principal executive office for the transaction of business of the Corporation shall be fixed and located at 18540 N. DALE MABRY HWY, SUITE 102, LUTZ, FLORIDA 33548.

The Board of Directors is hereby granted full power and authority to change said principal executive office from one location to another. Any such change shall be noted in the minutes of the corporation:

Section 1.2: Other offices: Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business. The Board shall designate one of the Florida offices as the principal business office in Florida.

ARTICLE II

The Stockholders

Section 2.1: Annual Meeting. There shall be an annual meeting of the stockholders on the second Friday in May of each year at 10:00 a.m. local time, or at such other date or time as shall be designated from time to time by the Board of directors and stated in the notice of the meeting, for the election of directors and for the transaction of such other business as may come before the meeting. These By-Laws authorized by the Board, as of the date above, shall replace any and all versions prior to this date.

Section 2.2: Special Meetings. A special meeting of the stockholders may be called at any time by the written resolution or request of a majority or more of the members of the Board of directors, the chairman or executive chairman or vice chairman or president, or any executive vice president, and shall be called upon the written request of the holders of fifty percent (50%) or more in amount, of each class or series of the capital stock of the corporation entitled to vote at such meeting on matters that are the subject of the proposed meeting, such written request in each case to specify the purpose(s) of the meeting to be called, and with respect to stockholder proposals, shall further comply with the requirements of Section 2.8 of this Article II.

Section 2.3: Notice of meetings. Written notice of each meeting of stockholders, whether annual or special, stating the date, hour and place where it is to be held, shall be served either personally or by mail, no less than ten nor more than sixty days before the meeting, upon each stockholder of record entitled to vote at such meeting, and to any other stockholder to whom the giving of notice may be required by law. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called and shall indicate that it is being issued by, or at the direction of, the person or persons calling the meeting. If, at any meeting, action is proposed to be taken that would, if taken, entitle stockholders to receive payment for their stock pursuant to the General Corporation Law of Florida, the notice of such meeting shall include a statement of that purpose and to that effect. If mailed, notice shall be deemed to be delivered when deposited in the United States mail or with any private express mail service, postage or delivery fee prepaid, and shall be directed to each such stockholder at his address, as it appears on the records of the stockholders of the corporation, unless he shall have previously filed with the secretary of the corporation a written request that notices intended of him be mailed to some other address, in which case, it shall be mailed to the address designated in such request.

Section 2.4: Fixing Date of Record.

(a)            In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, the Board of directors may determine a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of directors, the record date for determining stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of directors may determine a new record date for the adjourned meeting.

(b)            In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (to the extent that such action by written consent is permitted by law, the Certificate of Incorporation and these By-Laws), the Board of directors may determine a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of directors. If no record date has been fixed by the Board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Florida, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of directors and prior action by the Board of directions is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of directors adopts the resolution taking such prior action.

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(c)            In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of directors may determine a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders of any such purpose shall be at the close of business on the day on which the Board of directors adopts the resolution relating thereto.

Section 2.5: Inspectors. At each meeting of the stockholders, the polls shall be opened and closed, the proxies and ballots shall be received and be taken in charge, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes, shall be decided by one or more inspectors. Such inspectors shall be appointed by the Board of directors before or at the meeting, or, if no such appointment shall have been made, then by the presiding officer at the meeting. If for any reason any of the inspectors previously appointed shall fail to attend or refuse or be unable to serve, inspectors in place of any so failing to attend or refusing or unable to serve shall be appointed in like manner.

Section 2.6: Quorum. At any meeting of the common stockholders the holders of one half of all of the outstanding shares of the capital stock of the corporation taken together as a single class, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a larger number shall be required by law, and, in that case, the representation of the number so required shall constitute a quorum.

If the holders of the amount of stock necessary to constitute a quorum shall fail to attend in person or by proxy at the time and place fixed in accordance with these By-Laws for an annual or special meeting, a majority in interest of the stockholders present in person or by proxy may adjourn, from time to time, without notice other than by announcement at the meeting, until holders of the amount of stock requisite to constitute a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.7: Business. The chairman, executive chairman or vice chairman of the Board, if any, or CEO, or the president, or in his absence, if any, or an executive vice president, in the order named, shall call meetings of the stockholders to order, and shall act as chairman of such meeting; provided, however, that the Board of directors or executive committee may appoint any stockholder to act as chairman of any meeting in the absence of the chairman of the Board. The secretary of the corporation shall act as secretary at all meetings of the stockholders, but in the absence of the secretary at any meeting of the stockholders, the presiding officer may appoint any person to act as secretary of the meeting.

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Section 2.8: Stockholder Proposals. No proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless such stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the Board of directors or the secretary of the corporation with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of such stockholder, the number of voting securities that he holds of record and that he holds beneficially, the text of the proposal to be presented to the meeting and a statement in support of the proposal.

Any stockholder who was as stockholder of record on the applicable record date may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of directors or the secretary prior to the date set forth hereinabove, such proposal shall be laid over for action at any adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees, but in connection with such reports, no new business proposed by a stockholder, shall be acted upon at such annual meeting unless stated and filed as herein provided.

Notwithstanding any other provision of these By-Laws, the Company shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes the proponents thereof have not complied with Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if applicable; nor shall the Company be required to include any stockholder proposal not required to be included in its proxy materials to stockholders in accordance with any such section, rule or regulation.

Section 2.9: Proxies. At all meetings of stockholders, a stockholder entitled to vote may vote either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the secretary before or at the time of the meeting. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy.

Section 2.10: Voting by Ballot. Except as otherwise provided in the By-Laws, the votes for directors, and upon the demand of any stockholder or when required by law, the votes upon any question before the meeting, shall be by ballot.

Section 2.11: Voting Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

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Section 2.12: Place of Meeting. The Board of directors may designate any place, either within or without the State of Florida, as the place of meeting for any annual meeting or any special meeting called by the Board of directors. If no designation is made or if a special meeting is otherwise called, the place of meeting shall be the principal office of the corporation.

Section 2.13: Voting Stock Transfers, Exchanges and Sales. The shares of any voting stock of the Corporation held by a person or entity who: (a) files or is a party to a petition for Federal bankruptcy or state reorganization or receivership; or, (b) dies, or is subject to liquidation; or, (c) has a judgment or lien placed on the shares; or, (d) pledges or hypothecates the shares; shall be deemed to be immediately transferable to the existing voting stock shareholders of the Corporation, in such manner, and in such amounts, and at such price, as shall be determined by the Board at the time of discovery by the Board of any of the conditions cited in this Section 2.13. Payment of the determined price per share shall be made to the appropriate person or entity in a timely manner to avoid unnecessary legal claims or fees. The Board shall have broad discretion in taking all legal actions in the protection of the shares of voting stock from the ownership by parties not within the control of approval by the Board, or from their ownership by unsuitable parties or persons.

In the event that the distribution of shares so acquired by existing shareholders could otherwise cause any petition for approval of transfer to any voting stock shareholder by any regulatory authority to which the Corporation is obligated to comply, the Corporation may issue additional shares, other voting classes of shares, or addend temporary preemptive rights to classes of shares held by existing shareholders of voting stock who would not otherwise be entitled to preemptive rights, to effect the purchase and distribution of the shares so obtained in compliance of applicable rules.

Section 2.14: Voting of Stock of Certain Holders. The Original Shares of the Corporation, as defined in the Initial Minutes of the Corporation, shall bear certain rights and preferences in relation to all other classes of Common Stock issued by the Corporation, inclusive of preemptive rights. All of the paid in capital represented, now or in the future, not otherwise allocated to preferred series or common stock classes newly issued in the future, shall remain the capital entitlement of the outstanding Original Shares of common stock issued, except as adjusted pursuant to stock splits or dividends, preemptive rights of such shares, other dividends that would cause an adjustment in the number of these shares, warrants, rights, or options, or other forms of adjustment not contemplated hereof: and further, shall not be the entitlement of any other class of stock to be issued in the future, but shall accrue to the holders of the Original Shares irrespective of transfer, sale, exchange; and, are not subject to cancellation except for the winding down of the corporation or a liquidation of the assets of the corporation as a result of a Federal or state court proceeding, or a voluntary liquidation voted unanimously by the holders of the Original Shares, as adjusted in amounts, if applicable.

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Shares of capital stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, proxy as the By-Laws of such corporation may prescribe, or in the absence of such provision, as the Board of directors of such corporation may determine.

Shares of capital stock of the corporation standing in the name of a deceased person, a minor ward or an incompetent person may be voted by his administrator, executor, court appointed guardian or conservator, either in person or by proxy, without a transfer of such stock into the name of such administrator, executor, court-appointed guardian or conservator. Shares of capital stock of the corporation standing in the name of a trustee may be voted by him, either in person or by proxy.

Shares of capital stock of the corporation standing in the name of a receiver may be voted, either in person or by proxy, by such receiver, and stock held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in any appropriate order of the court by which such receiver was appointed.

A stockholder whose stock is pledged shall be entitled to vote such stock, either in person or by proxy, until the stock has been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote, either in person or by proxy, the stock so transferred.

Shares of its own capital stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding stock at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding stock at any given time.

Section 2.15: Dividends. Subject to the provisions of the certificate of incorporation and to applicable law, dividends on the outstanding shares of the corporation may be declared in such amounts and at such time or times as the Board may determine. Before payment of any dividend, there may be set aside out of the net profits of the corporation available for dividends each sum or sums as the Board from time to time in its absolute discretion deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board may determine to be in the best interests of the corporation, and the Board may modify or abolish any such reserve.

Section 2.16: Control Principals. Certain Principals of the Corporation, by either a designation by the Board of Directors, or by vote of the Shareholders, shall serve as the Control Principals of the Corporation. The Control Principals shall be any Officers or Directors so designated or elected as Control Principals, who serve dually as such Director and/or Officer, as well as Control Principal, for the specific purpose of maintaining and implementing the best interests of the Corporation through their judgment and actions, while utilizing their best good faith efforts to coordinate those separate rules and regulations related to the various registrations and licensing status of the Corporation and its licensed Principals and representatives. Control Principals shall therefore act to address the regulatory issues of the functions of the Officers and/or Directors so designated, as they shall have control over decisions that affect both the Corporation and any issues related to the part of the Corporation’s business that is securities related and therefore regulated.

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ARTICLE III

Board of Directors

Section 3.1: Number, Term of Office and Qualifications. The business and the property of the corporation shall be managed and controlled by the Board of directors. The minimum number of directors which shall constitute the whole Board shall be two (2), except when the Corporation shall not retain the services of more than one qualified person to serve on the Board, and the maximum number shall be nine (9). Within the limits above specified, the number of directors shall be determined by the Board of directors pursuant to a resolution adopted by a majority of the directors then in office, except that the Board shall consist of nine (9) directors at the time the Company’s shares trade on a national securities exchange, such as the NYSE American, the NASDAQ, or the Chicago Stock Exchange (the “CHX”). Prior to listing on such an exchange, the number of directors recommended by the current and Founding Board members is seven (7). Within the limits above specified, the number of directors shall be determined by the Board of directors pursuant to a resolution adopted by a majority of the directors then in office. If there are more than three directors, the directors shall be classified, in respect solely to the time for which they shall hold office, by dividing them into three classes, each such class to be as nearly as possible equal in number of directors to each other class. The first term of office of directors of the first class shall expire at the first annual meeting after their election, and thereafter such terms shall expire on each three year anniversary of such date; the term of office of the directors of the second class shall expire on the one year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three year anniversary of such one year anniversary; and the term of office of the directors of the third class shall expire on the two year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three year anniversary of such two year anniversary. At each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof, as the case may be; to succeed those terms have expired. Each director shall hold office for the term for which elected and until his or her successor shall be elected and shall qualify. Directors need not be stockholders except as otherwise provided in the By-Laws. Mr. Swatantra Rohatgi shall serve on the Board until he resigns, or until the corporation changes control, and he will not be up for election at annual meetings of the corporation while he is serving as a Director.

Section 3.2: Removal. Unless otherwise restricted by law, the articles of incorporation of the corporation or the By-Laws, any director, other than Mr. Swatantra Rohatgi who shall serve indefinitely on the Board until he resigns, or until the corporation changes control, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.3: Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

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Section 3.4: Vacancies. Except as otherwise provided in the By-Laws, vacancies in the Board of directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum; except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs provided that the holders of not less than seventy-five percent (75%) of the outstanding voting shares of capital stock of the corporation entitled to vote for the election of directors, voting together as a single class, shall vote for each replacement director. All directors elected to fill vacancies shall hold office for a term expiring at the time at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of directors shall shorten the term of an incumbent director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at any time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the Board (as constituted immediately prior to any applicable increase), the Court of proper jurisdiction may, upon application of any stockholders holding at least ten percent of the total number of the shares of capital stock at the time outstanding, taken together as a class, having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3.5 Place of Meetings, etc. The Board of directors may hold its meetings, and may have an office and keep the books of the Corporation (except as otherwise may be provided for by law), in such place or places in the state of Florida or outside of the state of Florida, as the Board from time to time may determine. Any director may participate telephonically in any meeting of the Board of directors, and such participation shall be considered to be the same as his physical presence thereat.

Section 3.6: Regular Meetings. Regular meetings of the Board of directors shall be held on the day of the annual meeting of stockholders after the adjournment of such meeting of stockholders, and at such other times and places as the Board of directors may determine. No notice shall be required for any such regular meeting of the Board.

Section 3.7: Special Meetings. Special meetings of the Board of directors shall be held whenever called by direction of the chairman, executive vice-chairman (“EVC”), vice-chairman (“VC”), president, executive vice-president (“EVP”), or majority of the directors then in office.

The secretary shall give notice of each special meeting, stating the date, hour and place thereof, by mailing or telegraphing the same, at least ten days before the meeting, to each director; but such notice may be waived by any director. If mailed, notice shall be deemed to be delivered when deposited in the United States mail or with any private express mail service, postage or delivery fee prepaid. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. At any meeting at which every director shall be present, even though without any notice, any business may be transacted.

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Section 3.8: Quorum. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business; but if at any meeting of the Board there be less than a quorum present, a majority of those present may adjourn the meeting from time to time.

Section 3.9: Business. Business shall be transacted at meetings of the Board in such order as the Board may determine. At all meetings of the Board, the chairman, EVC or VC, of the Board, if any, the president, or in his absence the EVP, if any, in the order named, shall preside.

Section 3.10: Contracts.

(a)            No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation's directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1)            The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)            The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)            The contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified, by the Board of directors, a committee or the stockholders.

(b)            Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of directors or of a committee which authorizes the contract or transaction.

Section 3.11: Compensation of Directors. Each director of the corporation shall receive such allowances for serving as a director and such fees for attendance at meetings of the Board of directors or the executive committee or any other committee appointed by the Board as the Board may from time to time determine.

Section 3.12: Election of Officers and Committees. The Board of directors shall elect the principal officers of the corporation, and members of the executive committee, if any, to be elected by the Board under the provisions of Article IV and Article V of these By-Laws. The Board may designate such other committees with such power and authority (to the extent permitted by law, the Certificate of Incorporation and these By-Laws), as may be provided by resolution of the Board.

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Section 3.13: Nomination. Except as otherwise provided in the By-Laws, subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than (i) with respect to an election to be held at the annual meeting of the stockholders, the close of business on the last day of the eighth month after the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (1) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”), had the nominee been nominated, or intended to be nominated, by the Board of directors; and (e) the consent of each nominee to serve as a director or the corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 3.14: Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting of all members of the Board or Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or Committee.

Section 3.15: Participation by Conference Telephone. Members of the Board of Directors of the Corporation, or any Committee thereof, may participate in a regular or special meeting of the Board or Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.16: REG A Representative Director. The corporation plans to add a REG A Representative Director, who shall be elected only by the shareholders holding the series REG A preferred stock, or Series REG A, and/or class REG A common stock, or the Class REG A, collectively the REG A Shareholders, to the Board at the conclusion of an initial exempt public offering pursuant to Regulation A promulgated under the 1933 Securities Act, or the Regulation A Offering. Such REG A Representative Director shall serve on the Board only when any shares of Series REG A are outstanding and shall resign when the Series REG A are 100% redeemed.

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3.16.1 Qualification. A nominee of the REG A Representative Director shall have the qualifications to serve on a public company board of directors. The qualifications of a nominee of the REG A Representative Director shall include, without limitation, the following: 1) no petitions under federal bankruptcy or state insolvency law have been filed by or against such nominee; 2) no orders for relief have been entered in a bankruptcy case involving such nominee; 3) such nominee has not been involved in any of the disqualifying events under the “bad actor” disqualification provisions set forth in Regulation A under the Securities Act; and 4) such nominee shall have the experience in serving on a board of directors consisted of 3 or more board members within the last 20 years. Any qualified nominee with experience in pharmaceutical or robotic industry is preferable. The REG A Representative Director shall be a REG A Shareholder yet not a current officer or director of the corporation.

3.16.2 Additional obligations and rights. REG A Representative Director has the same fiduciary duties to the Board and the corporation as other directors of the Board. In addition to his/her general duties as a director, REG A Representative Director shall also serve on behalf of the REG A Shareholders, but if his/her duties conflict, the fiduciary duties to the corporation are paramount.

3.16.3 Nomination and Voting.      The process to nominate the REG A Shareholders’ candidates shall commence within fifteen (15) business days after the final closing of the Regulation A Offering. Management of the corporation shall communicate internally regarding the qualification of the nominees and facilitate the communication regarding selection of candidates among the REG A Shareholders. The REG A Shareholders as a group are entitled to nominate up to four (4) candidates for the REG A Representative Director, subject to the corporation’s vetting of qualification of such candidates, within twenty (20) business days from the date of the management’s communication to propose nominees. Each REG A Shareholder entitled to vote may nominate up to two (2) persons for election. The corporation will also nominate one (1) candidate for the REG A Representative Director within twenty (20) business days from the date of the management’s communication to propose nominees.

Following the conclusion of the Regulation A Offering, the corporation will provide to the REG A Shareholders instructions on the qualities and exclusions a REG A Representative Director candidate shall possess as a representative guideline, a list of REG A Shareholders entitled to vote (who have allowed us to share their names), and instructions on the nomination process to effect a nomination of up to four (4) qualified candidates. The corporation will also provide instructions on how to vote through the corporation’s encrypted website allocated to all shareholders and provide for shareholders to opt out of using the encrypted website and provide an alternative for all physical communications. All of the above information will be provided by the corporation through the website (or manually for those shareholders who opt out) within fifteen (15) business days of the end of the final closing of the Regulation A Offering. In addition, the corporation will provide to the REG A Shareholders the information of the candidate nominated by the corporation once such candidate is determined.

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The encrypted website is allocated to all the shareholders of the corporation but only REG A Shareholders have the rights to elect a REG A Representative Director. The website shall provide information about REG A Representative Director nomination and voting, such as the candidates’ qualifications, backgrounds, experiences, resumes, presentations on election, and status of the nomination and voting process. Shareholders shall only communicate with the corporation and/or the other shareholders through the website regarding instructions and process of nomination and voting, and qualification of candidates. Corporation may also communicate with the shareholders in order to maintain discipline or correct a material mistake during the nomination and voting process.

The corporation shall vet all the potential candidates nominated by the REG A Shareholders within twenty (20) business days of the final proposals’ due date to make sure all the candidates up for election are qualified candidates, and provide to the REG A Shareholders the information of such qualified candidates. If four (4) or more qualified candidates are nominated by the REG A Shareholders, the corporation shall announce a date of initial vote within ten (10) business days after the corporation completes vetting all the potential candidates. The initial vote shall occur within fifteen (15) business days after the initial vote announcement date, and the initial vote shall provide an opportunity for the REG A Shareholders to elect the final four (4) candidates .The REG A Shareholders shall vote or abstain within fifteen (15) business days during the initial vote. The four (4) highest vote achievers in the initial vote and the one (1) candidate nominated by the corporation shall be the final candidates for REG A Representative Director. The vote may be taken by phone, by mail, by email, through the corporation’s encrypted website allocated to all shareholders, through the portal utilized to administer purchases of securities in the Regulation A Offering, or any combination of the above at the sole discretion of the corporation. The corporation shall announce a date of vote within ten (10) business days once the five (5) candidates for REG A Representative Director are determined. Such vote for REG A Representative Director shall commence within fifteen (15) business days after the vote announcement date. The REG A Shareholders shall vote or abstain within fifteen (15) business days during the vote. Among the final five (5) candidates, the nominee who receives a majority of votes shall be the REG A Representative Director. If no nominee receives a majority of votes, the two (2) highest vote achievers shall be resubmitted to the REG A Shareholders for a runoff election held immediately after the final tally of the first vote within fifteen (15) business days. The REG A Shareholders shall vote or abstain within fifteen (15) business days during such runoff election.

Regarding the above voting process, the Board will appoint an inspector of election, who shall not be a REG A Shareholder, to certify the votes and announcements on the website or mail, if not subscribed to online voting.

All solicitations and campaigning must be conducted through the aforementioned website. Business and information that will be required and permitted to be used in soliciting votes for the candidates for REG A Representative Director shall be subject to the same requirements for soliciting votes for candidates for other board members.

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Campaigning will be allowed at the nomination and voting stages. Candidates’ qualifications, backgrounds, experiences, resumes and presentations on election, if any, may be provided to shareholders through the aforementioned website. No negative campaign statements or comparison statements against other candidates shall be provided to shareholders. Subject to the Board’s sole discretion, the corporation may adopt additional restrictions and conditions to such campaigning from time to time.

3.16.4 Term of Office. The REG A Representative Director shall serve a term of the earlier of a) two (2) years, or b) if the Series REG A are 100% redeemed or re-sold, until thirty (30) days after the last redemption or re-sale date. If the Series REG A are not 100% redeemed or re-sold within the 2-year term, a new election for the REG A Representative Director shall take place at the same time as the regular election of directors of the corporation and in the manner set forth under Section 3.16.3 of this By-Laws.

3.14.5 Removal. REG A Representative Director may be removed, with or without cause, by a majority of the REG A Shareholders then entitled to vote at an election of the REG A Representative Director, or by a majority of the directors then in office.

3.14.6 Resignation. REG A Representative Director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

3.14.7 Vacancy. Except as otherwise provided in the By-Laws, a vacancy of the REG A Representative Director shall be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. The REG A Representative Director elected to fill the vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. If the Series REG A are not 100% redeemed or re-sold when the above term expires, a new election for the REG A Representative Director shall take place at the same time as the regular election of directors of the corporation and in the manner set forth under Section 3.16.3 of this By-Laws.

3.14.8 Compensation of REG A Representative Director. REG A Representative Director shall receive such allowances for serving as a director and such fees for attendance at meetings of the Board of directors or the executive committee or any other committee appointed by the Board as the Board may from time to time determine as other board members.

ARTICLE IV

Executive Committee

Section 4: Number and Term of Office. The Board of directors may, at any meeting, by majority vote of the Board, elect from the directors an executive committee, audit committee and/or a compensation committee or any other committee that the Board of directors so determines is in the best interest of the corporation. The committees shall consist of such number of members as may be fixed from time to time by resolution of the Board of directors. The officer-directors, by virtue of their offices shall be members of the committees. Unless otherwise ordered by the Board of directors, each elected member of a committee shall continue to be a member thereof until the expiration of his term of office as a director.

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Section 4.2: Powers. The executive committee may, while the Board of directors is not in session, exercise all or any of the powers of the Board of directors in all cases in which specific directions shall not have been given by the Board of directors; except that the executive committee shall not have the power or authority of the Board of directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, amending the By-Laws of the corporation, declaring a dividend, authorizing the issuance of stock or adopting a certificate of ownership and merger.

Section 4.3: Meetings. Regular meetings of the executive committee may be held without notice at such times and places the executive committee may determine from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than ten (10) days’ notice given in person, by mail, by telegraph or by facsimile (if allowed by law), stating the place, date and hour of the meeting, but such notice may be waived by any member of the executive committee. If mailed, notice shall be deemed to be delivered when deposited in the United States mail or with any private express mail service, postage or delivery fee prepaid. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. At any meeting at which every member of the executive committee shall be present, in person or by telephone, even though without any notice any business may be transacted.

Section 4.4: Presiding Officer. At all meetings of the executive committee the chairman of the executive committee, who shall be designated by the Board of directors from among the members of the committee, shall preside, and the Board of directors shall designate a member of such committee to preside in the absence of the chairman thereof. The Board of directors may also similarly elect from their number one or more alternate members of the executive committee to serve at the meetings of such committee in the absence or disqualification of any regular member or members, and, in case more than one alternate is elected, shall designate at the time of election the priorities as between them.

Section 4.5: Vacancies. The Board of directors, by majority vote of the Board then in office, shall fill vacancies in the executive committee by election from the directors.

Section 4.6: Rules of Procedure; Quorum. All action by the executive committee shall be reported to the Board of directors at its meeting next succeeding such action, and shall be subject to revision or alteration by the Board of directors.

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The executive committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of directors, but in every case the presence of a majority of the total number of members of the executive committee shall be necessary to constitute a quorum. In every case, the affirmative vote of a majority of all of the members of the committee present at the meeting shall be necessary for the adoption of any resolution.

ARTICLE V

The Officers

Section 5.1: Number and Term of Office. The officers of the corporation may be a president (who shall be a director), one or more executive vice-presidents, a secretary, a treasurer, and such other officers as may from time to time be elected or appointed by the Board of directors, including such additional vice-presidents with secretaries and assistant treasurers as may be determined by the Board of directors. In addition, the Board of directors may elect a chairman of the Board and may also elect an executive chairman and vice-chairman, each of whom must also be a director, or may elect such positions as officers of the corporation, but the Chairman, Executive Chairman or Vice Chairman need not be officers as well as Directors. Any two or more offices may be held by the same person, except that the offices of president or Chief Executive Officer or Chief Operating Officer, and the office of secretary, may not be held by the same person. In its discretion, the Board of directors may leave unfilled any office except Chairman, treasurer and secretary; and, that in the presence of a Chief Executive Officer, there need be no President, or in the presence of a President, there need be no Chief Executive Officer.

The officers of the corporation shall be elected or appointed as frequently as determined by the Board, or pursuant to the employment or contractual agreements between such officers and the Corporation. Vacancies or new officers may be filled any time. Each officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed by the Board of directors.

Each of the salaried officers of the corporation shall devote his entire time, skill and energy to the business of the corporation, unless the contrary is expressly consented to by the Board of directors or the executive committee.

Section 5.2: Removal. Any officer may be removed by the Board of directors upon a super-majority vote whenever, in its judgment, the best interests of the corporation would be served thereby. The Board shall consider the consequences of such removal in the case of officers who serve pursuant to employment or other contractual agreements.

Section 5.3: The Chairman of the Board. The chairman of the Board, if any, shall preside at all meetings of stockholders and of the Board of directors and shall have such other authority and perform such other duties as are prescribed by law, by these By-Laws and by the Board of directors. The Board of directors may designate the chairman of the Board as chief executive officer, in which case he shall have such authority and perform such duties as are prescribed by these By-Laws and the Board of directors for the chief executive officer.

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Section 5.4: The Executive Chairman, or Executive Vice-Chairman and Vice-Chairman. The executive chairman (“EC”), EVC and/or VC, if any, shall have such authority and perform such other duties as are prescribed by these By-Laws and by the Board of directors. In the absence or inability to act of the chairman of the Board and the president and/or CEO, the EVC or VC, as applicable, shall preside at the meetings of the stockholders and of the Board of directors and shall have and exercise all of the powers and duties of the chairman of the Board. The Board of directors may designate the executive vice-chairman as chief executive officer, in which case he shall have such authority and perform such duties as are prescribed by these By-Laws and the Board of Directors for the chief executive officer. EC, EVC, or VC, if Directors, need not be officers of the Corporation, and may serve as EC, EVC or VC of the Board without officer of the corporation status.

Section 5.5: The President. The president shall have such authority and perform such duties as are prescribed by law, by these By-Laws, by the Board of directors and by the chief executive officer (if the president is not the chief executive officer). The president, if there is no chairman of the Board, or in the absence or the inability to act of the chairman of the Board, shall preside at all meetings of stockholders and of the Board of directors. Unless the Board of directors designates the chairman of the Board or the vice-chairman as chief executive officer, the president shall be the chief executive officer, in which case he shall have such authority and perform such duties as are prescribed by the By-Laws and the Board of directors for the chief executive officer.

Section 5.6: The Chief Executive Officer. Unless the Board of directors designates the chairman of the Board or other director as chief executive officer, the president shall be the chief executive officer. The chief executive officer of the corporation shall have, subject to the supervision and direction of the Board of directors, general supervision of the business, property and affairs of the corporation, including the power to appoint and discharge agents and employees, and the powers vested in hiring the Board of directors, by law or by these By-Laws, or which usually attach or pertain to such office.

Section 5.7: The Executive Vice-Presidents. In the absence of the chairman of the Board, if any, the president and the vice-chairman, if any, or in the event of their inability or refusal to act, the executive vice-president (or in the event there is more than one executive vice-president, the executive vice-presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the chairman of the Board, of the president and of the vice-chairman, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chairman of the Board, the president and the vice-chairman. Any executive vice-president may sign, with the secretary or an authorized assistant secretary, certificates for stock of the corporation and shall perform such other duties as from time to time may be assigned to him by the chairman of the Board, the president, the vice-chairman, the Board of directors or these By-Laws.

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Section 5.8: The Vice-Presidents. The vice-presidents, if any, shall perform such duties as may be assigned to them from time to time by the chairman of the Board, the president, the vice-chairman, the Board of directors, or these By-Laws.

Section 5.9: The Chief Financial Officer and Treasurer. Subject to the direction of chief executive officer and the Board of directors, the Chief Financial Officer and treasurer shall have charge and custody of all the funds and securities of the corporation; when necessary or proper he shall endorse for collection, or cause to be endorsed, on behalf of the corporation, checks, notes and other obligations, and hall cause the deposit of same to the credit of the corporation in such bank or banks or depositary as the Board of directors may designate or as the Board of directors by resolution may authorize; he shall sign all receipts and vouchers for payments made to he corporation other than routine receipts and vouchers, the signing of which he may delegate; he shall sign all checks made by the corporation (provided, however, that the Board of directors may authorize and prescribe by resolution the manner in which checks drawn on banks or depositaries shall be signed, including the use of facsimile signatures, and the manner in which officers, agents or employees shall be authorized to sign); unless otherwise provided by resolution of the Board of directors, he shall sign with an officer-director all bills of exchange and promissory notes of the corporation; he may sign with the president or an executive vice-president all certificates of shares of the capital stock; whenever required by the Board of directors, he shall render a statement of his cash account; he shall enter regularly full and accurate account of the corporation in books of the corporation to be kept by him for that purpose; he shall, at all reasonable times, exhibit his books and accounts to any director of the corporation upon application to this office during business hours; and he shall perform all acts incident to the position of treasurer. If required by the Board of directors, the Company shall bond the Treasurer for the faithful discharge of his duties in such sum as the Board of directors or their covenants with lenders or others may require. The roles of Treasurer and CFO may be vested in separate individuals, in which case the Treasurer would be the member of the Board, and the CFO may also be a member of the Board, but is not required to be so. Either the Treasurer or the CFO, or both, may sit on the Audit and Compensation Committees, as needed.

Section 5.10: The Corporate Secretary. The secretary shall keep the minutes of all meetings of the Board of directors, the minutes of all meetings of the stockholders and (unless otherwise directed by the Board of directors) the minutes of all committees, in books provided for that purpose, he shall attend to the giving and serving of all notices of the corporation; he may sign with an officer-director or any other duly authorized person, in the name of the corporation, all contracts authorized by the Board of directors or by the executive committee, and, when so ordered by the Board of directors or executive committee, he shall affix the seal of the corporation thereto; he shall have charge of the digital stock records, transfer books, coordination with the Transfer Agent and stock ledgers; he shall direct and coordinate any issuances of securities for the documentation and approval of all new shareholders; he shall coordinate with securities professionals any private or public offerings of stock or debt instruments, and direct their activities according to the direction of the Board, in all compliant and legal manners available to the Company; and such other directives, books and papers as the Board of directors or the executive committee may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the secretary's office during business hours; and he shall in general perform all the duties incident to the office of the secretary, subject to the control of the chief executive officer and the Board of directors. The Corporate Secretary may assign a separate Secretary, or any number of Assistant Secretaries, for the performance of administrative duties related to the above duties, upon the approval of the Board.

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Section 5.11: The Assistant Treasurers and Assistant Secretaries. The assistant treasurers, if any, shall respectively, if required by the Board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of directors may determine. The assistant secretaries, if any, as thereunto authorized by the Board of directors may sign with the chairman of the Board, the president, the vice-chairman or an executive vice-president, certificates for stock of the corporation, the issue of which shall have been authorized by a resolution of the Board of directors. The assistant treasurers and assistant secretaries, in general, shall perform such duties as shall be assigned to them by the treasurer or the Corporate secretary, respectively, or chief executive officer, the Board of directors, or these By-Laws.

Section 5.12: Salaries. The salaries of the officers shall be fixed from time to time by the Board of directors, and no officer shall be prevented from receiving such salary because of the fact that he is also a director of the corporation, nor shall any director be deprived of the receipt of any rights or compensation paid to any other director on the basis that such director receives any form of other compensation from the Corporation.

Section 5.13: Voting upon stocks. Unless otherwise ordered by the Board of directors or by the executive committee, any officer, director or any person or persons appointed in writing by any of them, shall have full power and authority in behalf of the corporation to attend and to act and to vote at any meetings of stockholders of any corporation in which the corporation may hold stock, and at any such meeting shall possess and may exercise any and all the rights and powers incident to the ownership of such stock, and which, as the owner thereof, the corporation might have possessed and exercised if present. The Board of directors may confer like powers upon any other person or persons.

ARTICLE VI

Contracts and Loans

Section 6.1: Contracts. The Board of directors may authorize any officer or officers, agent or agents, to enter any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 6.2: Loans. The Board of Directors shall grant senior management, in an amount to be set by the Board of Directors, a right to contract for indebtedness on behalf of the corporation.

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ARTICLE VII

Digital and Journal Entry Ownership; No Certificates for Stock; and Transfer

Section 7.1: No Certificates for Stock. Ownership of any class of shares shall be in journal or notarial form on the stock record of the Corporation, except that any non-common or non-voting class of shares denoted only in journal or notarial record of the Corporation shall bear a description of the class or series of securities so issued as to the rights, limitations and privileges so conferred by their issuance; or, any common voting shares issued to include preemptive rights, other than the Original Shares, which acceded to the preemptive rights of the shares for which they were exchanged, shall bear a description as to the rights, limitations and privileges of preemption. Any descriptions of shares issued shall be signed by either the chairman of the Board, or the president, or the vice-chairman or an executive vice-president, and by the secretary or an authorized assistant secretary or treasurer or assistant treasurer, and shall be sealed with the seal of the corporation. The seal may be a facsimile. A transfer agent other than the corporation or its employee, or a registrar other than the corporation or its employee, may affix its signature, digitally or by facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any written evidence of ownership, stock power or transfer form, shall have ceased to be such officer, transfer agent or registrar before such document is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. All ownership records for stock shall be dated and consecutively numbered or otherwise identified. The name of the person to whom the shares of stock represented thereby are issued, with the number of shares of stock and the date of issue, shall be entered on the books of the corporation. All stock powers surrendered to the corporation for transfer shall be canceled and no new stock shall be issued until the former records in evidence of a like number of shares of stock shall have been verified, surrendered and canceled.

Section 7.2: Transfers of Stock. Transfers of stock of the corporation shall be made only on the books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transferor thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for cancellation of the prior ownership for such stock. The person in whose name stock stands on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation. All Transfers of stock shall be approved by the Board of Directors in compliance with the then existing rules of the state of Florida, or any successor in interest or replacement serving the same purpose, or any recognized stock exchange of which the Corporation is a member, or any other self-regulatory organization of which the Corporation is then a member, as applicable; and, the Securities and Exchange Commission or any successor in interest or replacement to the SEC serving the same purpose, as applicable. At the time of the adoption of these By-Laws of the Corporation, the state of Florida and the SEC had promulgated rules that limit the transferability of shares of voting stock; that require certain prior disclosures of the prospective shareholder; that limits transfers related to a change in certain types of business conducted by the Corporation; or, material changes in the voting control of the Corporation. The Board shall consider all applicable rules governing its conduct related to all transfers of it voting stock, and when reasonable doubt exists related to the consequences of any actions related to the transfer of stock, the Board shall seek the opinion of qualified legal counsel. No transfer may occur that violates any rule to which the Corporation is subject. Any transfer approved in good faith that results subsequently in a violation or could result in a violation, shall be unwound or cancelled by the Board, without liability to the Board or any member of the Board.

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Section 7.3: Issuance of Stock. The Board of Directors of this Corporation is authorized, subject to limitations prescribed by law, to provide from time to time for the issuance of the shares of Preferred or Common Stock in one or more classes or series, and by filing an amendment to the Articles of Incorporation pursuant to the applicable law of the State of Florida, as and if applicable, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, voting, powers, terms, preferences and rights of the shares or each such class or series and any qualifications, limitations or restrictions thereof.

Section 7.4: Paid in Capital of the Corporation. The Corporation desires to provide for the return of the audited paid in capital of the Corporation to the shareholder(s) of the Original Shares, in the section entitled “ISSUANCE OF STOCK”, or any such future holders of such shares by transfer, sale or exchange, in the following manner:

The holders of the Original Shares of common stock issued, in the amounts as so adjusted as provided hereto, shall have the right to a return of 100% of the paid in capital of the Corporation, not otherwise allocated to other classes or series of equity issued by the Corporation, in amounts as represented in the reviewed or audited financial statements of the Corporations, as applicable, at times to be determined by the Board of Directors, as appropriate and regulatorily consistent; and, that the Board shall authorize any required resolutions to effect such payments to the holders of such shares from time to time; and authorizes its Officers to take such actions required to effect such timely payments as approved by the Board.

Section 7.5: Capital Calls. The Board of Directors is hereby authorized, at its discretion, to make any capital calls to its Founding shareholders, Principals, Officers, or Directors as may be required, from time to time, to maintain sufficient operating or the net capital of the Firm within the covenants or regulatory guidelines, as well as provide adequate operating capital in respect to the nature of the business conducted by the Firm. Founding Shareholders for the purposes of this Section shall mean all Series of Preferred, or Classes of Common, stock that are issued prior to the issuance of the 1st Public Offering Series and Class of Shares issued by the Company. Such capital may take the form of paid in capital, or it may be in payment in whole or parts of the issuance of new shares, or it may be the payment in whole or parts of shares issued or reserved for eligible stock ownership programs of the Corporation. Capital calls are not permitted to shareholders who purchased their shares in any public offering conducted by the Company, nor to any private placement pursuant to Regulation D or Regulation S; but are permitted to shareholders who are considered Qualified Institutional Buyers or Qualified Purchasers whose shares were acquired not in connection with a public offering.

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ARTICLE VIII

Fiscal Year

Section 8.1: Fiscal Year. The fiscal year of the corporation shall December 31st.

ARTICLE IX

Seal

Section 9: Seal. The Board of directors shall approve a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation.

ARTICLE X

Waiver of Notice

Section 10: Waiver of Notice. Whenever any notice is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the Florida Statutes and General Corporation Law of Florida, waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of any person at a meeting for which any notice is required to be given under the provisions of these By-Laws, the Certificate of Incorporation or the Florida Statutes and General Corporation Law of Florida shall constitute a waiver of notice of such meeting except when the person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any businesses because the meeting is not lawfully called or convened.

ARTICLE XI

Amendments

Section 11.1: Amendments. These By-Laws may be altered, amended or repealed and new By-Laws may be adopted at any meeting of the Board of directors of the corporation by the super-majority affirmative vote of the members of the Board, or by the affirmative vote of the holders of 66-2/3% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, cast at a meeting of the shareholders called for that purpose. Therefore, at the Board level, when there are 2 Directors, unanimous vote shall constitute Super-majority; when there are 3 Directors, 66-2/3% or more shall constitute Super-majority; when there are 4 Directors, 75% or more shall constitute Super-majority; when there are 5 Directors, 80% or more (4 of 5) shall constitute Supermajority; when there are 6 Directors, 66 2/3% or more shall constitute Super-majority; when there are 7 Directors, 71% or more (5 of 7) shall constitute Super-majority; if there are 8 Directors, 75% or more (6 of 8) shall constitute Super-majority; if there are 9 Directors, 66 2/3% or more (6 of 9) shall constitute Super-majority.

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ARTICLE XII

Indemnification

Section 12.1: Indemnification. The Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by Florida law, as amended from time to time.

Section 12.2: Persons. The Corporation shall indemnify, to the extent provided in Sections 12.3, 12.4 or 12.5:

(1)            Any person who is or was director, officer, agent or employee of the Corporation, and

(2)            Any person who serves or served at the Corporation's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

Section 12.3: Extent - Derivative Suits. In case of a suit by or in the right of the Corporation against a person named in Section 12.2 due to his or her holding a position named in Section 12.2 the Corporation shall indemnify him/her, if he/she satisfies the standard in Section 12.3, for expenses (including attorney's fees but excluding amounts paid in settlement) actually and reasonably incurred by him or her in connection with the defense or settlement of the suit.

Section 12.4: Standard - Derivative Suits. In case of a suit by or in the right of the Corporation, a person named in Section 12.2 shall be indemnified only if:

(1)            He or she is successful on the merits or otherwise, or

(2)            He or she acted in good faith in the transaction which is the subject of the suit, and in a manner, he reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, he or she shall not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged liable for negligence or misconduct in the performance of his duty to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he or she is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 12.5: Extent – Non-derivative Suits. In case of a suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation against a person named in Section 12.2 due to his holding a position named in Section 12.2, the Corporation shall indemnify him/her, if he or she satisfies the standard in Section 12.6 for amounts actually and reasonably incurred by him/her in connection with the defense or settlement of the suit as

(1)	expenses (including attorneys' fees);

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(2)	amounts paid in settlement;

(3)	judgments, and

(4)	fines.

Section 12.6: Standard – Non-derivative Suits. In case of a non-derivative suit, a person named in Section 12.2 shall be indemnified only if:

(1)            he/she is successful on the merits or otherwise, or

(2)            he/she acted in good faith in the transaction which is the subject of the nonderivative suit, and in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, he/she had no reason to believe his conduct was unlawful. The termination of a non-derivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person failed to satisfy this Section 12.6(2).

Section 12.7: Determination That Standard Has Been Met. A determination that the standard of Section 12.4 or Section 12.6 has been satisfied may be made by a court of law or equity or the determination may be made by:

(1)            Majority of the directors of the Corporation (whether or not a quorum) who were not parties to the action, suit or proceeding, or

(2)            Independent legal counsel (appointed by a majority of the directors of the Corporation, whether or not a quorum, or elected by the Shareholders of the Corporation) in a written opinion, or

(3)            Shareholders of the Corporation.

Section 12.8: Proration. Anyone making a determination under Section 12.7 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

Section 12.9: Advance payment. The Corporation may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under Sections 12.2 - 12.8 if:

(1)            Board of Directors authorizes the specific payment and

(2)            person receiving the payment undertakes in writing to repay unless it is ultimately determined that he is entitled to indemnification by the Corporation under Sections 12.2 - 12.8.

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Section 12.10: Non-exclusive. The indemnification provided by Sections 12.2 - 12.8 shall not be exclusive of any other rights to which a person may be entitled by law or by by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

Section 12.11: Continuation. The indemnification and advance payment provided by Sections 12.2 - 12.8 shall continue as to a person who has ceased to hold a position named in Section 12.2 and shall inure to his heirs, executors and administrators.

Section 12.12: Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Sections 12.2 against any liability incurred by him in any such positions or arising out of this status as such, whether or not the Corporation would have power to indemnify him under Sections 12.2 - 12.8.

Section 12.13: Reports. Indemnification payments, advance payments, and insurance purchases and payments made under Sections 12.2 - 12.12 shall be reported in writing to the Shareholders of the Corporation with the next notice of annual meeting, or within six months, whichever is sooner.

Section 12.14: Liability of Directors. The directors shall not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE XIII

Corporation Expenditures

The Board of Directors shall establish banking accounts at national banks who do not require correspondent banks to clear or digitally transfer FED Funds electronic wires, or ACH transactions; and, shall establish such procedures for its appointed Directors and Officers to act as primary, secondary, and back-up, signatories for such accounts, including any limitations related to the disbursement of expenditures from such bank accounts.

The Board shall establish an escrow account at any national bank authorized to do business in Florida, at the appropriate time, for the retention of investors’ capital until proceeds of any exempt or registered offerings may be legally transferred to the account of the Corporation, pursuant to pre-determined amounts as disclosed in such offerings.

The Board shall establish a disbursement account at its Transfer Agent, Clear Trust, LLC, at the appropriate time, for the disbursement of proceeds of any exempt or registered offerings pursuant to pre-determined budgets as disclosed in such offerings.

Section 13.1: Expenses incurred or payable by Principals, Officers, Directors, employees, and independent contractors. To provide for the reimbursement or direct payment of expenses of the Corporation in the conduct of its business by and of the Principals, Officers, Directors, employees and independent contractors of the Corporation, the following policies of the Corporation are hereby effective.

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a)            Principals, Officers, Directors, employees and independent contractors of this Corporation shall be responsible for each of their own expenses related to the Corporation's business until the Corporation may either pay or reimburse such expenses; which timing shall be at the discretion of the Control Principals of the Corporation, or the Board of Directors, as applicable.

b)            At all times, the Control Principals of the Corporation and its shareholders, as applicable by each circumstance and at the sole discretion of the Control Principals, shall be responsible for the direct payment of expenses of the general business of the Corporation and its Principals, whenever and to whomever the Corporation duly contracts for goods or services for which the payment thereof is to the benefit of the Principals of the Corporation for the conduct of their business.

c)            Principals, Officers and/or Directors, as applicable, of this Corporation, be authorized and directed to pay or reimburse the expenses of the Principals, Officers, Directors, employees and independent contractors of this Corporation, as approved by the designated Officers or Directors, as applicable, ONLY as sufficient funds are available within the Corporation’s assets, without violation of any covenants or requirements of lenders or net capital rules to which the Corporation is subject, or compromise of operating capital required; and, subject further to the following:

(i)            the submission of any request for payment or reimbursement shall not constitute any obligation of the corporation to pay such request; and,

(ii)           the approval of any request for payment or reimbursement subject to availability of funds shall not constitute any binding obligation of the corporation to pay such request until such funds are available; and,

(iii)          any approval of any request for payment or reimbursement shall be deemed an approval only as to the validity of such request at the time of approval, and not create an obligation of the Corporation to any Principals, Officers, Directors, employees and independent contractors of this Corporation, until the Control Persons or Board authorize such payment; and,

(iv)         there shall not be imposed any time restrictions on the reimbursement of approved requests vs. the original date of submission or approval; and,

(v)          such approved expenses may be paid or reimbursed at the Corporation’s ability to pay; and,

(vi)         that such approved expenses shall be paid at the occasion of each round of exempt or registered offering of the corporation, in proportion to the pro-rata amounts approved versus the amounts available for general corporate purposes from the offering proceeds, unless such approved expenses are specifically disclosed in a definitive amount to be paid from proceeds;

(vii)        Principals, Officers, Directors, employees and independent contractors of this Corporation shall accept these terms as recited above; and, that the expenditure of personal funds for activities on behalf of the Corporation as a condition of serving in their respective capacities on behalf of the Corporation subjects them to the risks of unrecoverable expenses, extended periods of time prior to partial or full potential payment or reimbursement, or of the unavailability of funds of the Corporation to pay or reimburse such expenditures in a timely manner, or over any period of time.

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Section 13.2: Payment of Affiliated Persons’ Maintenance Expenses. Certain of the expenses of maintaining each of the Principals’, Directors’, Officers’ and independent contractors’ active status with the Corporation, as determined by the Board from time to time, shall be paid by the corporation for each Principal , Director, Officer and/or independent contractor, or reimbursed to the each of them, as soon as practical prior to the date of the Corporation’s incurring such expenses on behalf of the applicable persons, and shall constitute a liability of the Corporation in the event such expenses are not paid at the time of the Corporation’s incurring the respective expenses.

Section 13.3: Payment of Organizational and Offering Expenses Loans or Advances by Shareholders, Officers or Directors. Certain of the Organizational and Offering costs (“O&O”), of exempt or registered offerings of the Corporation may be borrowed by or advanced to the Corporation from Shareholders, Officers or Directors, or from entities or institutional lenders whom become Shareholders or Directors, and all such loans or advances shall be subject to priority repayment or reimbursement from the proceeds of such offerings, and payable to such entities or persons as early in the use of proceeds as such proceeds are available to the Corporation, subject to ordinary limitations or restrictions of prudent pro-rata use of proceeds in proportion to the total proceeds available versus the total amount sought in the offerings.

ARTICLE XIV

Commercial Insurances

Section 14.1: Required Policies. The Corporation shall maintain all insurances, in the limits so prescribed as a minimum, but not limited to the minimum limits, at the discretion of the Board, as required by any entities which covenant with, regulate, or establish requirements related to reporting of, the activities of the Corporation while the Corporation is subject to any such covenant, regulation or requirements. The Board shall use its discretion in the selection of underwriters for any and all such insurance policies, and direct the conduct of the officers of the Corporation to comply with the terms of the policies so underwritten by the insurers.

Section 14.2: Optional Policies. Notwithstanding the foregoing Section 13.1, the Board of the Corporation may insure the Corporation against any other liabilities or occurrences to which at the discretion of the Board it deems appropriate or necessary based upon the nature of the business conducted by the Corporation, the protection of its assets, revenue, intangible property or licenses or rights, its employees, officers, directors, agents, contractors or affiliates, and in general, any entity or person for which such insurance may serve for the benefit of the Corporation in the event of unknown or unexpected circumstances.

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Section 14.3: Claims. The Board shall instruct its designated directors or officers in the appropriate methods of reimbursement or settlement related to any and all claims sought by the Corporation pursuant to its policies in force, and designated officers shall implement any actions intended to maximize the receipt of any such claims by the Corporation.

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